SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 7, 2003

LIONS GATE ENTERTAINMENT CORP.

(Exact name of registrant as specified in charter)

British Columbia, Canada

(State or Other Jurisdiction of Incorporation)

1-14880

(Commission File Number)	(IRS Employer Identification No.)

Suite 3123, Three Bentall Centre, Burrard Street
Vancouver, British Columbia V7X 1J1
And
4553 Glencoe Avenue, Suite 200
Marina del Rey, California 90292

(Address of principal executive offices)

(604) 609-6100

(Registrant’s telephone number, including area code)

NO CHANGE

(Former name or former address, if changed since last report)

ITEM 5. Other Events and Required FD Disclosure

     We from time to time actively engage in discussions and activities with respect to possible acquisitions or business combinations. While at the present time we have no agreements or understandings to enter into any such transactions, we are actively pursuing several potential acquisitions or business combinations.

     Over the last several months there have been various press reports regarding our participation in the bid process for a significant private independent distributor and producer of film and entertainment content. We believe that this bid process is in its later stages, and we anticipate in the near future we may make an offer to make this significant acquisition. If this acquisition were consummated, it would substantially and materially increase our assets and business and significantly and materially affect our financial condition and results of operations. We understand that we may be one of several remaining bidders. As a consequence, we cannot assure you that we will be the successful bidder.

     We are evaluating various sources of financing for these transactions, including issuances of both public and private debt and equity. Any indebtedness incurred or assumed in any such transaction may or may not increase our leverage relative to our earnings before interest, income taxes, amortization, minority interests, gain on dilution of investment in a subsidiary and discontinued operation, or EBITDA, or relative to our equity capitalization. Any equity issued may or may not be at prices dilutive to our then existing shareholders.

     Furthermore, we may not realize the anticipated benefit from any such transaction. Regardless of whether we consummate any such transaction, the negotiation of the potential transactions as well as the integration of the acquired business could require us to incur significant costs and cause diversion of management’s time and resources. Any such transaction could also result in impairment of goodwill and other intangibles, development write-offs and other related expenses.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIONS GATE ENTERTAINMENT CORP.

Date: October 7, 2003	By:	/s/ Wayne Levin

Name: Wayne Levin
Title: Executive Vice President